Exhibit 11









THE WELLCARE MANAGEMENT GROUP, INC. AND SUBSIDIARIES




COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK




(in thousands, except per share data)






(Unaudited)






















Three Months





Ended March 31,





19 June 1905

18 June 1905









Income before income taxes

$46

$2,839









Provision for income taxes

18

1,164









Net income

$28

$1,675
















Weighted average number of common and






    common equivalent shares outstanding

6,289

6,236






























Earnings per share

$0.00

$0.27


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